Exhibit 23.1

CONSENT OF INDEPENDENT REGSITERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements Nos. 333-173279, 333-141321, 333-134296, and 333-125362 on Form S-3 and Registration Statement No. 333-142848 on Form S-8 of our reports dated February 29, 2012, relating to the consolidated financial statements of PICO Holdings, Inc. and subsidiaries (which report expresses an unqualified opinion) and the effectiveness of Company's internal control over financial reporting, appearing in this Annual Report on Form 10-K of PICO Holdings, Inc. and subsidiaries for the year ended December 31, 2011.

/s/ DELOITTE & TOUCHE LLP
San Diego, CA
February 29, 2012